Exhibit 99.A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended December 31, 2004

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from to

Commission File Number 1-6049

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:  Target Corporation 401(k) Plan.

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

TARGET CORPORATION

1000 Nicollet Mall

Minneapolis, Minnesota 55403

AUDITED FINANCIAL STATEMENTS AND SCHEDULES

Target Corporation 401(k) Plan
Years Ended December 31, 2004 and 2003

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 33-66050, 333-27435, and 333-103920) pertaining to the Target Corporation 401(k) Plan of our report dated April 4, 2005, with respect to the financial statements and schedules of the Target Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 11, 2005

Target Corporation 401(k) Plan

Audited Financial Statements and Schedules

Years Ended December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

The Board of Directors

Target Corporation

We have audited the accompanying statements of net assets available for benefits of the Target Corporation 401(k) Plan (the Plan) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2004, and reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee

Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 4, 2005

Target Corporation 401(k) Plan

Statements of Net Assets Available for Benefits

(In Thousands)

December 31, 2004

	Total	Participant- Directed Funds	Non- Participant- Directed Employer Match Funds
Assets
Securities sold but not settled	$4,958	$1,851	$3,107
Receivables:
Participants’ 401(k) and after-tax contributions	3,771	3,771	—
Employer contribution	2,344	—	2,344
Interest	2,357	2,321	36
Total receivables	8,472	6,092	2,380

Investments	4,520,249	2,696,886	1,823,363
Total assets	4,533,679	2,704,829	1,828,850

Liabilities
Expenses payable	58	37	21
Unsettled transfers	—	(338)	338
Total liabilities	58	(301)	359
Net assets available for benefits	$4,533,621	$2,705,130	$1,828,491

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Net Assets Available for Benefits (continued)

(In Thousands)

December 31, 2003

	Total	Participant- Directed Funds	Non- Participant- Directed Employer Match Funds
Assets
Securities sold but not settled	$3,497	$1,329	$2,168
Receivables:
Participants’ 401(k) and after-tax contributions	33	33	—
Employer contribution	21	—	21
Interest	2,233	2,227	6
Total receivables	2,287	2,260	27

Investments	3,818,479	2,345,553	1,472,926
Total assets	3,824,263	2,349,142	1,475,121

Liabilities
Investment settlements payable	143	143	—
Expenses payable	178	164	14
Withdrawals payable to participants	201	145	56
Total liabilities	522	452	70
Net assets available for benefits	$3,823,741	$2,348,690	$1,475,051

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Changes in Net Assets Available for Benefits

(In Thousands)

Year Ended December 31, 2004

	Total	Participant- Directed Funds	Non- Participant- Directed Employer Match Funds
Participants’ 401(k) and after-tax contributions	$202,727	$202,727	$—
Employer contributions	122,447	—	122,447
Investment income:
Interest (net)	28,714	27,618	1,096
Dividends	17,794	6,680	11,114
Total investment income	46,508	34,298	12,210
	371,682	237,025	134,657

Distributions to participants	(550,618)	(459,842)	(90,776)
Trustee fees	(1,085)	(790)	(295)
Administration fees	(9,377)	(5,824)	(3,553)
	(561,080)	(466,456)	(94,624)

Net realized and unrealized appreciation in fair value of investments	899,278	536,243	363,035
Interfund transfers	—	49,628	(49,628)
Net increase	709,880	356,440	353,440

Net assets available for benefits at beginning of year	3,823,741	2,348,690	1,475,051
Net assets available for benefits at end of year	$4,533,621	$2,705,130	$1,828,491

See accompanying notes.

Target Corporation 401(k) Plan

Statements of Changes in Net Assets Available for Benefits (continued)

(In Thousands)

Year Ended December 31, 2003

	Total	Participant- Directed Funds	Non- Participant- Directed Employer Match Funds
Participants’ 401(k) and after-tax contributions	$190,308	$190,308	$—
Employer contributions	116,624	—	116,624
Investment income:
Interest (net)	25,887	24,781	1,106
Dividends	16,267	6,199	10,068
Total investment income	42,154	30,980	11,174
	349,086	221,288	127,798

Distributions to participants	(271,391)	(198,505)	(72,886)
Trustee fees	(869)	(536)	(333)
Administration fees	(8,819)	(5,592)	(3,227)
	(281,079)	(204,633)	(76,446)

Net realized and unrealized appreciation in fair value of investments	683,969	364,915	319,054
Interfund transfers	—	70,021	(70,021)
Net increase	751,976	451,591	300,385

Net assets available for benefits at beginning of year	3,071,765	1,897,099	1,174,666
Net assets available for benefits at end of year	$3,823,741	$2,348,690	$1,475,051

See accompanying notes.

Target Corporation 401(k) Plan

Notes to Financial Statements

December 31, 2004

1. Description of the Plan

Employees of Target Corporation (the Company) who meet certain eligibility requirements of age and hours worked can participate in the Target Corporation 401(k) Plan (the Plan). Under the terms of the Plan, participants can invest up to 80% of their current gross cash compensation in the Plan, within Employee Retirement Income Security Act (ERISA) limits, in any combination of before-tax and/or after-tax contributions.

Participants identified as “highly compensated,” as defined by Internal Revenue Code (Code) Section 414(q), are not allowed to make after-tax contributions and are limited to contributions of up to 5% of gross cash compensation (to a limit of $205,000 of compensation) on a before-tax basis, subject to certain Internal Revenue Service (IRS) limitations.

The Company matches 100% of all participants’ 401(k) before- and after-tax contributions up to 5% of each participant’s gross cash compensation. The Company’s contributions to the Plan are invested in Company stock. These contributions are reflected in the column titled “Non-Participant-Directed Employer Match Funds” on the financial statements.  Participants are allowed to direct the investment of employer match funds to other plan investment options upon achieving full vesting, as described below, in their employer match contributions.  At December 31, 2004, $65 million of the $1.8 billion in investments classified as “Non-Participant-Directed Employer Match Funds” cannot be directed to other investment options because such full vesting has not yet been achieved.

Participants become 20% vested in employer matching contributions immediately upon meeting plan eligibility requirements, 40% one year later, 70% two years later, and fully vested three years after becoming eligible to participate in the Plan. Participant contributions are fully vested at all times. Participants who leave the Plan forfeit unvested Company contributions, which are then used to reduce future Company contributions. For the years ended December 31, 2004 and 2003, forfeitures were $4.322 million and $3.232 million, respectively. Pursuant to the sale of Marshall Field’s and Mervyn’s during the plan year, participants of these companies discontinued contributions to the Plan. In accordance with the sale, affected participants’ accounts became fully vested.

Participants may receive benefits upon termination, death, disability, or retirement as either a lump-sum amount equal to the vested value of their account or in installments, subject to certain plan restrictions. Participants may also withdraw some or all of their account balances prior to termination, subject to certain plan restrictions.

Expenses, including fund management fees (which are netted against investment interest income), trustee fees, monthly processing costs (including recordkeeping fees), quarterly statement preparation and distribution, and other third-party administrative expenses are the significant expenses paid by the Plan.

The Plan allows for two types of loans, one for the purchase of a primary residence, the other a general purpose loan, subject to certain restrictions, as defined in the Plan. Participants may have one of each outstanding at any given time. Repayment of loans, including interest, is allocated to participants’ investment accounts in accordance with each participant’s investment election in effect at the time of the repayment.

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

For more detailed information regarding the Plan, participants may refer to the Summary Plan Description (SPD) available from the Company.

2. Accounting Policies

Accounting Method

All investments are carried at fair market value except fully benefit-responsive investment contracts which are stated at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less funds used to pay plan benefits. Common stock is valued at the quoted market price on the last business day of the plan year. Collective investment fund values are based on the fair value of the underlying securities (as determined by quoted market prices) as of the last business day of the plan year. Participant loans are valued at the unpaid principal balance, which approximates fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3. Investments (In Thousands)

The Plan allows participants to choose from among 14 investment funds. Participants may change their fund designations for past and future contributions on a daily basis.

The yield on the Plan’s investment contracts for the years ended December 31, 2004 and 2003, ranged from 4.53% to 5.17% and 5.07% to 5.75%, respectively. According to the contracts, rates are adjusted quarterly. Fair value of the investment contracts was estimated to be approximately 103% and 105% of contract value for the years ended December 31, 2004 and 2003, respectively. Under the contracts, the issuer does not guarantee payment of withdrawals at contract value as a result of premature termination of the contract by the Plan or upon plan termination.

Fair value for synthetic contracts was estimated based on the market values of the underlying securities. Related wrap instruments for synthetic contracts were valued at the difference between the fair value of the underlying securities and the contract value attributable by the wrapper to such assets.

The Plan’s investments are held by State Street Bank, the trustee. The Plan’s investments, including investments bought and sold as well as held during the year, appreciated in fair value as follows:

Net Appreciation in Fair Value During Year
Year ended December 31, 2004:
Collective investment funds	$96,670
Target Corporation common stock	802,608
$899,278
Year ended December 31, 2003:
Collective investment funds	$154,583
Target Corporation common stock	529,386
$683,969

The fair value of individual investments representing 5% or more of the Plan’s net assets is as follows:

	December 31
	2004	2003

Target Corporation common stock	$2,910,089	$2,371,885

State Street Bank & Trust Co. Flagship S&P 500 Index Fund	260,605	249,491

AIG Financial Products Group Annuity Contract No. 130221	277,228	260,086

Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255	277,228	242,721

4. Transactions With Parties in Interest (In Thousands)

During the years ended December 31, 2004 and 2003, the Plan engaged in the following transactions related to the Company’s common stock:

	2004	2003

Number of common shares purchased	3,678	4,983
Cost of common shares purchased	$161,231	$173,356

Number of common shares sold	8,800	6,916
Market value of common shares sold	$396,715	$240,834
Cost of common shares sold	$185,984	$135,426

Number of common shares distributed in kind	608	306
Market value of common shares distributed in kind	$28,920	$10,797
Cost of common shares distributed in kind	$13,271	$6,005

Dividends received	$17,794	$16,266

During 2004 and 2003, the Plan received match-related dividends of $11.114 million and $10.068 million, respectively, on Target Corporation common stock.

5. Reconciliation of Financial Statements to Form 5500 (In Thousands)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2004	2003
Net assets available for benefits per the financial statements	$4,533,621	$3,823,741
Amounts payable to terminating participants	(1,026)	(843)
Net assets available for benefits per the Form 5500	$4,532,595	$3,822,898

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2004

Benefits paid to participants per the financial statements	$550,618
Subtract amounts payable to terminating participants at December 31, 2003	(843)
Add amounts payable to terminating participants at December 31, 2004	1,026
Benefits paid to participants per the Form 5500	$550,801

6. Income Tax Status

The Plan has received a determination letter from the IRS dated September 12, 2001, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Schedules

Target Corporation 401(k) Plan

EIN: 41-0215170

Plan #002

Schedule H, Line 4i – Schedule of Assets
(Held at End of Year)

December 31, 2004

Face Amount or Number of Shares/Units	Identity of Issue and Description of Investment	Cost	Market Value Current Value

CASH EQUIVALENTS

2,641,894	*State Street Bank & Trust Co. Short-Term Investment Fund	$2,641,894	$2,641,894

GROUP ANNUITY CONTRACTS

277,228,247	American International Life Group (AIG) Financial Products Group Annuity Contract No. 130221, 5.61%, due 7/1/04	277,228,247	277,228,247

277,228,247	Pacific Mutual Life Insurance Co. Group Annuity Contract No. 26255, 5.52%, due 1/1/10	277,228,247	277,228,247
	TOTAL GROUP ANNUITY CONTRACTS	554,456,494	554,456,494

COMINGLED INVESTMENT FUNDS

1,178,228	*State Street Bank & Trust Co. Flagship FD Series A	190,348,802	260,605,250

6,222,231	*State Street Bank & Trust Co. Bond Market Index Fund	98,072,298	110,556,600

153,549	Barclays Global Investors BGI Real Estate Fund	21,628,601	24,891,818

1,066,607	*State Street Bank & Trust Co. Treasury Inflation Protected	16,029,741	16,620,939

3,290,675	Northwest Bank Stable Return Fund	121,280,578	122,755,346

1,731,389	Managed Synthetic	20,000,000	26,269,059

Face Amount or Number of Shares/Units	Identity of Issue and Description of Investment	Cost	Market Value Current Value

COMINGLED INVESTMENT FUNDS (continued)

13,919,291	*State Street Bank & Trust Co. Russell 3000 Fund	$117,001,263	$135,866,195

5,434,496	*State Street Bank & Trust Co. Russell 2000 Fund	83,723,228	112,629,931

3,060,744	*State Street Bank & Trust Co. EAFE Series T	31,128,082	45,155,163

2,100,232	*State Street Bank & Trust Co. Daily EAFE	20,126,678	26,053,383

777,105	Barclays Global Investors U.S. Tactical Asset Allocation Fund F	12,471,348	14,345,360

1,917,916	*State Street Bank & Trust Co. Emerging Market Index Fund Series T	18,904,081	22,982,389

7,790,752	Barclays Global Investors S&P 500 Growth	72,040,207	78,788,837
	TOTAL COMINGLED INVESTMENT FUNDS	822,754,907	997,520,270

COMMON STOCK

56,038,685	*Target Corporation	1,220,069,699	2,910,088,912

PARTICIPANT LOANS

55,541,650	Participant loans, interest rates ranging from 5.00% to 5.25%	55,541,650	55,541,650
	TOTAL ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR	$2,655,464,644	$4,520,249,220

*Indicates a party in interest to the Plan.

Target Corporation 401(k) Plan

EIN: 41-0215170

Plan #002

Schedule H, Line 4j – Schedule of Reportable Transactions

Year Ended December 31, 2004

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain/ (Loss)

Category (iii) – Series of Transactions in Excess of 5% of Plan Assets

Norwest Bank	120 purchase transactions	$478,517,946		$478,517,946	$478,517,946
Stable Return Fund	149 sales transactions		$529,985,098	525,492,027	529,985,098	$4,493,071

State Street Bank & Trust Co.	Purchased 702,496,988 units in 245 transactions	702,496,988		702,496,988	702,496,988
Short-Term Investment Fund	Sold 698,048,940 units in 258 transactions		698,048,940	698,048,940	698,048,940

Target Corporation	Purchased 3,678,437 units in 20 transactions	161,231,267		161,231,267	161,231,267
Common Stock	Sold 9,407,594 units in 281 transactions		425,635,703	362,723,102	425,635,703	62,912,601

There were no category (i), (ii), or (iv) transactions for the year ended December 31, 2004.